UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 20, 2007

YRC Worldwide Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-12255	48-0948788
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10990 Roe Avenue, Overland Park, Kansas 66211

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (913) 696-6100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

YRC Worldwide Inc. (the “Company”) announced the appointment of Jim Kissinger as Executive Vice President of Human Resources. A copy of the news release announcing the appointment is attached to this Form 8-K as Exhibit 99.1.

Item 8.01 – Other Events.

The Company announced that its YRC Logistics business unit has entered into a definitive agreement to acquire Shanghai Jiayu Logistics Co., Ltd., a Chinese company (“Jiayu”).

The definitive agreement replaces the earlier preliminary agreement between the parties that was reported on the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 27, 2007. Pursuant to the definitive agreement, YRC Logistics will acquire 65% of the stock of Jiayu for CNY 228.6 million (approximately $29.5 million) plus an additional payment of up to CNY 104.6 million (approximately $13. 5 million) based upon Jiayu’s 2007 financial performance. If Jiayu meets certain financial performance targets during 2008 and 2009, YRC Logistics will purchase the remaining 35% interest in 2010 for an amount not to exceed CNY 248.0 million (approximately $32 million), as determined by the level of the financial performance. If Jiayu does not meet these financial targets, YRC Logistics has a call option to purchase the remaining 35% of the shares of Jiayu in 2010 for the greater of CNY 77.5 million (approximately $10 million) and 35% of the appraised value of the net assets of Jiayu at that time. All payments will be ultimately settled in Chinese RMB Yuan in accordance with China’s foreign exchange regulations, and their estimated dollar equivalents as of the date hereof are provided above in this Item 8.01 in parenthesis.

Completion of the acquisition is subject to Chinese regulatory approvals, restructuring of certain of Jiayu’s operations and other ordinary conditions to closing.

A copy of the news release announcing the acquisition is attached to this Form 8-K as Exhibit 99.2.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release dated December 20, 2007

99.2	Press Release dated December 20, 2007

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

YRC WORLDWIDE INC.

Date: December 21, 2007	By:	/S/ DANIEL J. CHURAY
Daniel J. Churay
Executive Vice President,
General Counsel and Secretary

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EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated December 20, 2007

99.2	Press Release dated December 20, 2007

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